Exhibit 99.1

CINCINNATI FINANCIAL CORPORATION
Mailing Address:	P.O. BOX 145496
CINCINNATI, OHIO 45250-5496
(513) 870-2000
Investor Contact: Heather J. Wietzel
(513) 870-2768
Media Contact: Joan O. Shevchik
(513) 603-5323
Cincinnati Financial Corporation Declares Regular Quarterly Cash Dividend
CINCINNATI, November 19, 2007 — Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the board of directors has declared a 35 1/2 cents per share regular quarterly cash dividend payable January 15, 2008, to shareholders of record on December 21, 2007. The current dividend level reflects the 6.0 percent increase in the quarterly dividend rate announced by the board in February. That action makes 2007 the 47th consecutive year of higher annual cash dividends declared.
Chairman and Chief Executive Officer John J. Schiff, Jr., CPCU, commented, “Your company has returned $544 million to shareholders so far in 2007 through cash dividends and a record level of repurchase activity, including the accelerated share repurchase agreement we announced in October. At the same time, the board of directors expanded their repurchase authorization to communicate to shareholders its confidence in our business and our long-term outlook. We expect the board to continue to take actions to support the delivery of increasing shareholder value over the long-term.”
Cincinnati Financial Corporation offers standard market property and casualty insurance, our main business, through The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and individuals. Recently incorporated subsidiaries, The Cincinnati Specialty Underwriters Insurance Company and CSU Producer Resources, will begin offering excess and surplus lines insurance in 2008 through the same local independent agencies that market our current policies. For additional information about the company, please visit www.cinfin.com.
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2006 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 20. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so. Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims

•	Inaccurate estimates or assumptions used for critical accounting estimates

•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•	Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
o	Downgrade of the company’s financial strength ratings

o	Concerns that doing business with the company is too difficult or

o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

•	Increased competition that could result in a significant reduction in the company’s premium growth rate

•	Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•	Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs

•	Actions of insurance departments, state attorneys general or other regulatory agencies that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

o	Increase our expenses

o	Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Limit our ability to set fair, adequate and reasonable rates

o	Place us at a disadvantage in the marketplace or

o	Restrict our ability to execute our business model, including the way we compensate agents
•	Sustained decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular a sustained decline in the market value of Fifth Third shares, a significant equity holding

•	Securities laws that could limit the manner and timing of our investment transactions

•	Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•	Events, such as the sub-prime mortgage lending crisis, that lead to a significant decline in the value of a particular security or group of securities and impairment of the asset(s)

•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest-rate fluctuations that result in declining values of fixed-maturity investments

•	Adverse outcomes from litigation or administrative proceedings

•	Investment activities or market value fluctuations that trigger restrictions applicable to the parent company under the Investment Company Act of 1940

•	Events, such as an epidemic, natural catastrophe, terrorism or construction delays, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
* * *

6200 S. Gilmore Road, Fairfield, Ohio 45014-5141